Exhibit 10.5

Internal Correspondence

September 24, 2025
PERSONAL & CONFIDENTIAL
Dear Sally:
We are pleased to confirm the details of your International Assignment Extension. We hope this international experience continues to be both a professionally and personally rewarding experience. This Letter of Assignment Extension (“Agreement”) details the terms and general conditions applicable to your Assignment Extension as summarized below:
Home Country:    Singapore
Home Company:    Otis International Asia Pacific Pte. Ltd.
Host Country:    China
Host Company:     Otis Elevator Management (Shanghai) Co. Ltd.
Anticipated End Date:    December 31, 2027
Your Assignment Extension is subject to obtaining and maintaining any required work permit extension required by your Host Country and providing your Home Company a signed copy of this Agreement.
The duration, terms and conditions of your Assignment remain subject to revision in accordance with business needs and changes to Otis policies, plans and/or programs. All other terms and conditions outlined in your Letter of Assignment dated November 1, 2023, and the Otis Strategic Assignment Policy, Version 1, will remain in effect for the period of your Assignment Extension.

Thank you for your ongoing support of our global initiatives.
Sincerely,

/s/ Kimberly Gosk	September 23, 2025
Kimberly Gosk	Date
EVP and Chief People Officer

Please indicate your agreement by signing below and returning this Extension Agreement as soon as possible.

I have reviewed the general terms and conditions of my International Assignment Extension outlined above and by signing below, accept these conditions.

/s/ Sally Loh	September 24, 2025
Sally Loh	Date